Exhibit 99.g

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this ____ day of ________________, 2018 by and between AIP Alternative Lending Fund A, a Delaware statutory trust (the “Fund”), and Morgan Stanley AIP GP LP, a Delaware limited partnership (the “Adviser”).

1.      Duties of Adviser. (a) Subject to the overall supervision and control of the Board, the Adviser shall have supervisory responsibility for the general management and investment of the Fund’s assets. The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, continuously to review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and in compliance with applicable laws and regulations and Rule 38a-1 policies and procedures approved by the Board.

(b)      The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2.       Portfolio Transactions. (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)      The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder.

(c)      Unless and until otherwise directed by the Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d)      The Adviser will promptly communicate to the officers and the Board of Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

3.       Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each month (starting with the month investment operations commence) a fee (the “Management Fee”) at the rate of 0.75% of the Fund’s Managed Assets (as defined below). For purposes of computing the monthly fee, the Managed Assets of the Fund for any month shall be determined as of the close of business of the New York Stock Exchange on the last business day of each month. “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes). Such fee shall be computed beginning on the date hereof. Upon the termination of this Agreement before the end of any month, such fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period, and shall be payable on the date of termination of this Agreement. Each payment of a monthly fee shall be made within the 15 business days of the first day of each month following the day as of which such payment is computed.

(b)      In the event of termination of this Agreement, the Management Fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(c)      In addition to the Management Fee, the Fund shall be responsible for its investment-related expenses and all other expenses (including, without limitation, the fees and expenses of consultants, attorneys and experts and fees related to pricing services) assumed by the Fund in accordance with the terms of the Agreement and Declaration of Trust (except to the extent any such expenses are otherwise waived or assumed by the Adviser).

4.       Other Services. The Adviser will provide to the Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things (a) providing to the Fund office facilities, equipment, personnel, research and statistical services, (b) monitoring compliance with the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, (c) maintaining certain books and records consistent with the 1940 Act, (d) liaising with the Fund’s independent auditor, (e) coordinating with regulators, (f) assisting with the overall operations and management of the Fund and monitoring and oversight of its vendors and third party service providers and (g) overseeing payment of fund expenses.

5.       Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.       Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.       Liability of Adviser.  Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any good faith error of judgment or law, or for any loss suffered by the Fund or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or its officers, directors, employees, agents or controlling persons or assigns against any liability to the Fund or its shareholders to which the Adviser or such individuals might otherwise be subject by reason of: (a) any willful misfeasance, bad faith or gross negligence in the performance of its duties or (b) the reckless disregard of its obligations or duties under this Agreement or (c) a breach of fiduciary duty with respect to the receipt of compensation for services under this Agreement.

8.       Permissible Interests. Subject to and in accordance with the Trust Agreement and the Adviser’s limited partnership agreement (the “Adviser LPA”), Trustees, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Trust Agreement, the Adviser LPA and the provisions of the 1940 Act.

9.       Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

10.     Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.     Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

12.     Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.     Applicable Law / Survival. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act. All provisions herein regarding liability and governing law shall survive the termination of this Agreement.

14.     Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

15.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16.     Form ADV, Partnership Changes. The Fund acknowledges receiving Part II of the Adviser’s Form ADV. The Adviser covenants that it will notify the Fund of any changes in the membership of its partnership within a reasonable time after such change.

17.     Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

18.     Limitation of Liability.  This Agreement is executed by, or on behalf of, the Fund; the Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Fund and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets; and the Adviser shall not seek satisfaction of any such obligations from the Trustees, officers or shareholders of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MORGAN STANLEY AIP GP LP		AIP ALTERNATIVE LENDING FUND A

By:	Morgan Stanley Alternative Investments	By:
	LLC, as its general partner		Name: [ ]
Title: [ ]
By:
Name: [ ]
Title: [ ]